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                                                                   Exhibit 10.34

                              EMPLOYMENT AGREEMENT


     AGREEMENT made this 26th day of September, 1996 (the "Agreement") by and between Datalogix International Inc., a New York corporation, with offices at 100 Summit Lake Drive, Valhalla, New York 10595 (the "Company"), and Richard Willemin, an individual residing at 76 Cross Ridge Road, Chappaqua, NY 10514 (the "Executive").

     1.   Employment and Duties.

          (a) Employment. The Company agrees to employ Executive, and Executive agrees to accept employment with the Company.

          (b) Scope of Duties. Executive's title will be Chief Financial Officer ("CFO") of the Company. Executive will render services solely for the benefit of the Company and its subsidiaries as directed by the President and Chief Executive Officer ("CEO"). The CEO and the Board of Directors of the Company (the "Board") will determine the general and specific duties to be performed by Executive (commensurate with the position of CFO).

          (c) Exclusive Service. Executive will perform his duties in a diligent manner; will not engage in activities which are or could reasonably be foreseeable to be detrimental to the existing or future business of the Company; and will observe and conform to all laws, customs and standards of business ethics and honest business practices. Executive will be required, and does hereby agree, to devote his full working time and attention to the duties imposed upon him under this Agreement. In no event, however, will Executive's pursuit of publications, charitable endeavors, or personal investment opportunities (that are not related to the Company's business) be deemed a breach of this Agreement, provided that such pursuits does not interfere with the services required to be rendered to the Company hereunder, is consistent with the Company's policies regarding conflicts of interest, and does not in any way violate or infringe any of Executive's covenants set forth herein.

          (d) Professional Standards. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the good will pertaining thereto, Executive will perform his duties under this Agreement professionally and in accordance with the standards established by the Company from time to time; and Executive will not act, and will refrain from acting, in any manner that could reasonably be foreseen to harm or tarnish the name, business or income of the Company or the good will pertaining thereto.

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     2.   Compensation.

          (a) Base Salary. For all services rendered by Executive during the term of this Agreement, the Company will pay Executive an annual base salary (the "Base Salary") of $175,000, payable in accordance with the Company's customary payment policies. The Base Salary may be increased (but not decreased) at the end of each year of employment at the discretion of the Compensation Committee of the Board.

          (b) Bonuses. (i) Upon execution of this Agreement, the Company shall pay Executive a signing bonus of $50,000.

          (ii) In the event that the Oracle Acquisition (as defined below) does not occur, Executive will be eligible for a performance bonus ("Performance Bonus") for each fiscal year of the Company during his term of employment. The Performance Bonus target will be $50,000, and will be based on achievement of the performance criteria set by the Compensation Committee. The Performance Bonus for each fiscal year, if earned, will be paid to the Executive within fifteen (15) days after the Company's independent accounting firm has concluded its audit and issued its report with respect to such fiscal year.

          (c) Fringe Benefits. Executive will be entitled to participate in such pension, expense reimbursement, auto allowance, benefit plans, fringe benefits, life insurance, medical and dental plans, retirement plans and other programs as are offered from time to time by the Company to its executive employees.

          (d) Vacation. Executive will be entitled to an annual vacation of fifteen (15) working days for each full calendar year of employment hereunder.

          (e) Business Expenses. The Company agrees to pay or to reimburse the Executive for all reasonable, ordinary and necessary business or entertainment expenses incurred in the performance of his services hereunder in accordance with the policy of the Company as from time to time in effect.

          (f)  Oracle Acquisition Bonus.

          (i) In the event that the Company is acquired by the Oracle Corporation ("Oracle") during the term of Executive's employment pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 24, 1996 By and Among Oracle, Delphi Acquisition Corporation and the Company (the "Oracle Acquisition"), the Company shall pay Executive a cash bonus of $100,000. The bonus shall be paid upon consummation of the Oracle Acquisition.


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          (ii) If requested by Oracle, Executive shall continue to perform services for the Company or its successor for a transition period of up to three months from the date of the Oracle Acquisition.

          (g)  Stock Options.

          (i) In the event that the Merger Agreement is terminated and the Oracle Acquisition does not occur, the Company will grant to Executive an option (the "Option") under its Amended and Restated 1992 Incentive Stock Plan (the "Plan") to purchase 150,000 shares of the Common Stock; provided, however, that such grant will be subject to approval by the Company's shareholders of the amendment previously adopted by the Board increasing the number of shares available for issuance under the Plan by 600,000 (the "Plan Amendment"). The Option, if granted, shall be subject to the terms and conditions described in paragraphs (g)(ii)-(v) below.

          (ii) Subject to shareholder approval of the Plan Amendment, the Option will vest in installments of 37,500 shares on each the first, second, third and fourth anniversaries of the date hereof, provided that Executive is employed by the Company on such date(s).

          (iii) If a Change of Control (as defined in Section 8(e)) occurs on or prior to the first anniversary of the date hereof, the Option will vest with respect to 75,000 shares on the date of such Change of Control, and the remaining 75,000 shares will vest in installments of 18,750 shares on each of the first, second, third and fourth anniversaries of the date hereof, provided that Executive is employed by the Company on such date(s). If a Change in Control occurs after the first anniversary of the date hereof and on or prior to the second anniversary of the date hereof, the Option will vest with respect to an additional 75,000 shares on the date of such Change in Control (i.e., in addition to the 37,500 shares with respect to which the Option would have vested on the first anniversary of the date hereof), and the remaining 37,500 shares will vest in installments of 12,500 shares on each of the second, third and fourth anniversaries of the date hereof, provided that Executive is employed by the Company on such dates. If a Change in Control occurs after the second anniversary of the date hereof, the Option will vest with respect to all unvested shares subject thereto as of the date of such Change in Control, provided that Executive is employed by the Company on such date.

          (iv) If a Change of Control occurs and, at the time of such Change of Control, the aggregate in-the-money value of the Option with respect to vested Option shares (based on the price paid for the Common Stock in connection with the Change of Control, and taking into account shares with respect to which the Option vests as a result of the Change of Control) is less than $30,000, Executive will receive an additional cash payment,


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at the time of such Change of Control, equal to the amount by which the in-the-money value of such vested Option is less than $30,000.

          (v) The Option shall be evidenced by a stock option agreement setting forth terms and conditions customarily applicable to options granted under the Plan.

     3. Indemnification. The Company will indemnify Executive to the fullest extent permitted by the New York Business Corporation Law from claims against him in his capacity as an officer and employee of the Company and to the extent he is serving as such a Director of the Company. Such indemnification will include, among other things, the advancement as incurred of costs and legal fees of defending against any such claims. Additionally, for so long as the Company maintains such insurance, it will maintain the Executive as a named covered person under its directors and officers liability insurance, provided, however, the provisions of this Section 2(h) will not create an independent obligation on the part of the Company to maintain such insurance.

     4. Confidential Information. All confidential information which Executive may now possess, may obtain during or after the Employment Period, or may create prior to the end of the Employment Period relating to the business of the Company or of any of its respective customers, licensees or suppliers will not, without the prior written consent of the Company, be published, disclosed, or made accessible by him to any other person, firm or corporation either during or after the Employment Period or used by him except during the Employment Period in the business and for the benefit of the Company. Executive will return to the Company all tangible evidence of such confidential information, whether in written form, disc form, computer file or otherwise, and will delete or destroy all intangible evidence of such confidential information, in each case, prior to or at the end of the Employment Period. For this purpose confidential information will refer to and include all of the particulars hereinafter described in this paragraph: (i) systems which the Company now or hereinafter owns, plans or develops, whether for its own use or for use by its clients; (ii) information and document which clients of the Company may furnish to the Company concerning their business affairs, property, methods of operation or other data;
(iii) the list of the Company's customers, as it may exist from time to time;
(iv) all specific proprietary software, algorithms, computer processing systems, computer programs, course codes and techniques, formulas and technologies, with which Executive becomes familiar as an employee of the Company; and (v) all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, equipment, and the like relating to the business of the Company which Executive will use or prepare or with which Executive may come into contact either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. For


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purposes of this Agreement, "confidential information" will not include any information: (a) that is or becomes generally or publicly available other than through disclosure by Executive; (b) that is approved for release by written authorization of the Company; (c) that is received from a third party outside the Company following the termination of employment of Executive if such disclosure was without breach of any confidentiality obligation to the Company or (d) that may be required by law, regulation or an order of any court, agency or governmental body to be disclosed.

     5.   Rights of the Company.

          (a) Any interest in copyrights, copyrightable works, developments, discoveries, designs and processes, patents, patent applications, inventions and technological innovations (collectively, "Inventions") which Executive (i) owns, conceives of or develops, alone or with others, (A) relating to the business of the Company or its subsidiaries or any business in which the Company (or its subsidiaries) contemplates being engaged or (B) which anticipate research or development of the Company or its subsidiaries, or (ii) conceives of or develops utilizing the time, material, facilities or information of the Company or its subsidiaries, in either case during the Employment Period and for six months thereafter, will belong to the Company.

          (b) As soon as Executive owns, conceives of or develops any Invention, Executive will immediately communicate such fact in writing to the Board of the Company. Upon the request of the Company, Executive will, without further compensation but at the Company's expense (subject to clause (i) below) execute all such assignments and other documents (including applications for trademarks, copyrights and patents and assignments thereof) and take all such other action as the Company may reasonably request, including obtaining spousal consents or waivers, (ii) to vest in the Company all right, title and interest of Executive in and to such Inventions, free and clear of all liens, mortgages, security interests, pledges, charges and encumbrances (Executive to take such action, at his expense, as is necessary to remove all such liens) and (iii) if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefore in any and all jurisdictions in and outside the United States in the name of the Company or in such other name(s) as the Company will determine.

     6. Insurance. Executive agrees to submit to such medical examinations as may be reasonably required by the Company to enable the Company to obtain, at its option, key man life insurance on the life of Executive in such amount and with such insurer as the Company may determine in its sole discretion.

     7. Employment Period. The Term of the Executive's employment hereunder (the "Employment Period") will commence on


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the date hereof and will continue until the occurrence of any of the following events (the "Termination Date"):

          (a)  the death of Executive;

          (b)  the voluntary resignation of Executive;

          (c) the termination by the Board of the Executive's employment for Disability (as hereinafter defined);

          (d) the termination by the Board of the Executive's employment for Cause (as hereinafter defined); or

          (e) the termination by the Board of the Executive's employment Without Cause (as hereinafter defined).

     8.   Definitions Relating to Termination.

          (a)  Disability

               The term "Disability" will mean any physical or mental condition of Executive which, in the reasonable discretion of the Board, after consultation with Executive's physician, materially impairs Executive's ability to render the services to be performed by him hereunder for a period of 90 consecutive days or for at least 120 days in any consecutive 180 day period.

          (b)  Cause

               The term "Cause" will mean the good faith finding by the Board of the Company upon resolution adopted by it of the existence of any one of the following:

          (i) Executive's failure or refusal to perform specific written directives of the Board consistent with his duties and responsibilities as set forth in Section 1 hereof, which lack of performance is not cured within 15 days after written notice thereof or 30 days if at the 15th day and thereafter Executive is diligently attempting to cure;

          (ii) Excessive use of alcohol or illegal drugs, interfering with performance of Executive's obligations under this Agreement, which interference is not cured within 15 days after written notice thereof or 30 days if at the 15th day and thereafter Executive is diligently attempting to cure;

          (iii) Conviction of a felony or of any crime involving moral turpitude or fraud;


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          (iv) The commission by Executive of any willful or intentional act which Executive reasonably should have contemplated would have the effect of injuring the reputation, financial condition, business or business relationships of the Company and/or Executive; or

          (v) Any material breach of the provisions of Sections 4 or 5 of this Agreement, if such breach is not cured within 30 days after written notice thereof to the Executive by the Board.

          (c)  Without Cause

               The term "Without Cause" will mean a determination of the Board to terminate Executive for any reason other than death, Disability or Cause.

          (d)  Change of Control

               A "Change of Control" will be deemed to have occurred if:

          (i) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1994, as amended (the "Exchange Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

          (ii) there will cease to be a majority of the Board comprised as follows: individuals who on the date of this Agreement constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of a majority of the directors then still in office who either were directors or whose election or nomination for election was previously so approved;

          (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; or

          (iv) the business of the Company for which Executive's services are principally performed is disposed of by the Company pursuant to an partial or complete liquidation of the


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Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise; provided, however, that consummation of the Oracle Acquisition and the transactions contemplated by the Merger Agreement shall not constitute a Change in Control.

     9.   Effect of Termination on Compensation.

          (a) If Executive's employment is terminated for Disability, or upon his death, Executive or his estate will be paid his Base Salary, Performance Bonus, and other benefits hereunder through the Termination Date. If Executive's employment is terminated for Cause or if he resigns, then except as provided in
Section 9(b), Executive will be paid his Base Salary and other benefits through the Termination Date. When under this Agreement a Performance Bonus is payable through the Termination Date, such amount is calculated as the amount of the Performance Bonus as if the Executive were employed through the entire fiscal year multiplied by the quotient obtained by dividing the number of elapsed days through the Termination Date by 365.

          (b) In the event that the Oracle Acquisition is consummated, and Executive's employment is terminated without Cause at any time after such consummation, or if Executive resigns more than ninety days after such consummation, then in consideration of Executive's agreement under Sections 4 and 5 hereof and in lieu of the payment of any other severance pay or benefits, the Company will continue to pay Executive his Base Salary for six months after the Termination Date (irrespective of the re-employment of Executive).

          (c) In the event that the Oracle Acquisition has not occurred and Executive's employment is terminated Without Cause, then in consideration of Executive's agreement, under Sections 4 and 5 hereof and in lieu of the payment of any other severance pay or benefits, the Company will continue to pay to Executive his Base Salary for six (6) months after the Termination Date (irrespective of the re-employment of the Executive) and Salary Continuance (as hereinafter defined) for up to three (3) months, and (ii) his Performance Bonus through the Termination Date. Salary Continuance means payment of the Base Salary to the Executive for the period commencing six (6) months after the Termination Date and ending on the earlier of nine (9) months after the Termination Date or the day that the Executive has obtained other suitable employment for which he will search in good faith; suitable employment being employment whereby the Executive is utilizing substantially the same type of skills at a level of authority similar to that obtained by the Executive under this Agreement.

          (d) Irrespective of the basis for the termination of Executive's employment, all benefits, if any, other than Base Salary and pro rata Performance Bonus, if applicable, will cease


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as of the Termination Date, other than COBRA rights which will continue to the extent provided thereunder.

     10. Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

     11. Notices. Any notice or communication to be given hereunder by any party to the other will be in writing and will be deemed to have been given when personally delivered or transmitted by facsimile, or three (3) days after the date sent by registered or certified mail, postage prepaid, as follows:

          (a)  If to the Company, addressed to it at:

               Datalogix International Inc.
               100 Summit Lake Drive
               Valhalla, New York  10595

          (b)  if to Executive, addressed to him at:

               Richard Willemin
               76 Cross Ridge Road
               Chappaqua, NY 10514

or to such other person or addresses as may be designated in writing by the party to receive such notice.

     12. Waiver. Any waiver by either party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

     13. Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of Executive and his heirs and personal representatives, and will be binding upon and inure to the benefit of the Company and its successors and assigns.

     14. Injunctive Relief. Since a breach of the provisions of Sections 4 and 5 may not adequately be compensated by money damages, the Company will be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security will be required in connection


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therewith, and Executive hereby consents to the issuance of such injunction.

     15. Jurisdiction. The validity and interpretation of this Agreement will be construed in accordance with and be governed by the laws of the State of New York.

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement on the day and year first above written.


                                        DATALOGIX INTERNATIONAL INC.


                                        By:  /s/ Raymond V. Sozzi
                                             ------------------------------
                                        Name:  Raymond V. Sozzi
                                        Title: Chief Executive Officer


                                        /s/ Richard Wilemin
                                        ------------------------------
                                        Richard Willemin


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